Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES FEBRUARY 2012 US TRADING VOLUMES

NEW YORK, March 8, 2012 — ITG (NYSE: ITG), a leading agency research broker and financial technology firm, today announced that February 2012 US trading volume was 3.9 billion shares and average daily volume (ADV) was 193 million shares.  This compares to 4.2 billion shares and ADV of 208 million shares in January 2012 and 3.6 billion shares and ADV of 187 million shares in February 2011.  There were 20 trading days in both February 2012 and January 2012 and 19 trading days in February 2011.

ITG US Trading Activity

February 2012

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

February 2012	20	3,853,881,506	192,694,075

Year-to-Date:	40	8,010,006,136	200,250,153

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent research and execution broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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